ACI SECURITY AGREEMENT

An agreement, hereinafter referred to as the "**ACI Security Agreement**" made on 14th day of July 2005 by:

A. WEAVERING CAPITAL FUND LTD, of 3 Queen St, Mayfair, London, W1J 5PA , a fund registered in the United Kingdom, hereinafter referred to as "**Weavering**"; and
B. ACI CORPORATION LTD, of Homelife House 26-32 Oxford Rd Bournemouth Dorset BH8, U.K. a company registered in England, hereinafter referred to as "**ACI**",

hereinafter referred to as the "**Parties**"

1. RECITALS

1.1. On 28/11/2002 ACI executed a promissory note for £300,000 in favour of Weavering. The promissory note number 015 was for a period of two years. ACI were to repay the sum of £300,000 on 24 November 2004.

1.2. On 24/12/2002 ACI executed a promissory note for £300,000 in favour of Weavering. The promissory note number 016 was for a period of two years. ACI were to repay the sum of £300,000 on 24 December 2004.

1.3. Interest was to be paid quarterly in arrears on the £300,000 promissory note number 015. Interest of £81,000 is currently outstanding for the period ended 24/5/2005

1.4. Interest was to be paid quarterly in arrears on the £300,000 promissory note number 016. Interest of £81,000 is currently outstanding for the period ended 24/6/2005

2. THE SECURITY AGREEMENT

2.1. ACI has agreed to provide Weavering with additional security for the loan. The security for promissory note number 015 is share certificate number 4291 issued by Par Advance Technologies Corp in the name of Weavering Capital UK Limited. The share certificate is for 650,000 shares.

2.2. ACI has agreed to provide Weavering with additional security for the loan. The security for promissory note number 016 is share certificate number 4292 issued by Par Advance Technologies Corp in the name of Weavering Capital UK Limited. The share certificate is for 650,000 shares.

2.3. ACI has agreed to pay the outstanding interest of £162,000 to Weavering from a loan to be received by Lloyds Bank. Lloyds have indicated the loan will be settled in August 2005. Under the terms of this agreement ACI will be in default of the Agreement if they have not paid the outstanding interest by August 31 2005.

2.4. ACI have agreed to repay the principal and interest outstanding on bond number 15 from the proceeds of a property settlement to be settled on October 8 2005. It will be an event of

default if bond number 15 has not been repaid by October 31 2005

2.5. ACI have agreed to repay the principal and interest outstanding on bond number 16 from the proceeds of a listing of its stock on the London Stock Exchange, such event to take place in no more than 12 months. It will be an event of default if bond number 16 has not been repaid by July 15 2006

2.6. Weavering agree to hold the share certificates as further security for the loans provided evidenced by the promissory notes.

2.7. Weavering agree to return to ACI share certificate number 4291 when promissory note number 15 has been repaid.

2.8. Weavering agree to return to ACI share certificate number 4292 when promissory note number 16 has been repaid.

2.9 In the event that there is an event of default Weavering agree to provide ACI with seven days notice to cure the event of default before selling the shares securing the note.

3. MISCELLANEOUS

3.1. This ACI Security Agreement shall be governed by and construed in accordance with English law.

3.2. The Parties hereby submit to the non-exclusive jurisdiction of the Courts of England and Wales.

EXECUTED as a deed the day and year first before written.

....

....
Magnus Peterson
Chief Executive

for and on behalf of
WEAVERING CAPITAL FUND LTD.

....

....
Michael Howarth
Chief Executive

for and on behalf of
ACI CORPORATION LTD